Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. EXPECTS NO DIRECT FINANCIAL IMPACT FROM PROPOSED FERC PIPELINE POLICY REVISIONS

Thursday, March 22, 2018	Immediate Release

Denver, Colorado — The Federal Energy Regulatory Commission (“FERC”) recently announced proposed revisions to its 2005 Policy Statement for Recovery of Income Tax Costs such that it will no longer allow master limited partnerships to recover an income tax allowance in their pipeline cost of service-based rates.  In response to this announcement, TransMontaigne Partners L.P. (NYSE:TLP) (the “Partnership”) confirms that it does not currently provide services pursuant to FERC jurisdictional cost of service-based rates, and as such, expects no direct financial impact from the FERC’s Policy revisions.

The Partnership’s pipelines include the Razorback Pipeline, which provides transportation services between Mount Vernon, Missouri and Rogers, Arkansas and the Diamondback Pipeline, which runs between Brownsville, Texas and the United States-Mexico border. Together, these two pipelines constitute less than 3% of our total 2017 revenue. Revenue from these assets is earned by charging fees to contracted customers. Current fees for the FERC-regulated Razorback and Diamondback Pipelines were established via agreement with non-affiliated shippers, as opposed to service-based rates.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, the Southeast and the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements with respect to the FERC Policy’s impact on expected financial results and the FERC Policy’s expected impact on the Partnership’s operations.  Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com